EXHIBIT 99.13





Contact:

Gene G. Elam                   Michael A. Steeves
Vice President, Finance        Director, Investor Relations
Chief Financial Officer        415-983-8169
415-981-8150



              HOMESTAKE ANNOUNCES MAJOR RESTRUCTURING OF OPERATIONS
                   AT THE HOMESTAKE MINE IN LEAD, SOUTH DAKOTA

     San Francisco, CA, January 26, 1998 -- Homestake Mining Company (NYSE:HM) announced today that in response to increasing production costs and the low gold price, it will implement a major restructuring of operations at the Homestake gold mine in Lead, South Dakota. Homestake will implement a new operating plan to reduce costs significantly and to position the mine to continue operating for many years to come. The plan will require a substantial reduction in annual production, a major reduction in the levels of employment and a complete reorganization of the methods of operation. To most effectively implement the new operating plan, the Company will suspend underground mining while it completes the final details of the new operating plan and readies the underground mine to begin operating on the restructured basis. During the shutdown period, operations at the mill will be reduced to a level sufficient to process ore from the Open Cut, which will continue to operate during the planned shutdown period.

     Upon completion of the restructuring, Homestake expects the total cash cost for the underground mine will decline from the current cost of approximately $335 per ounce to approximately $280 per ounce. Production is expected to be reduced to a rate of approximately 150,000 to 180,000 ounces per year by the beginning of 1999. To achieve the new operating plan, Homestake expects to invest $20 to $30 million by the end of 1999. The new operating plan also will involve closing parts of the mine and concentrating on substantially fewer production levels in order to reduce continuing infrastructure and operating costs. The Company is confident that the revised operating plan will significantly increase net cash flow from the mine compared

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with a continuation of the existing  operating  mode.  Adoption of the plan will not have any adverse impact on Homestake's commitment to operating safely and in an environmentally responsible manner. Before taking into account the recently announced combination with Plutonic Resources Limited, the restructuring of Homestake mine operations is expected to reduce the Company's weighted average cash costs by approximately $8 per ounce by the end of 1999.

     Jack E. Thompson, President and Chief Executive Officer of the Company, said: "We understand the impact that a suspension of operations will have on our employees and we will work closely with them to address their concerns. At the same time, the mine cannot continue to operate at a substantial loss, and the alternative to restructuring is to close the mine completely. That would not benefit our stockholders, our employees or the community. We are confident that our employees will work with us to implement the new operating plan that can preserve as many jobs as possible while providing a continuing benefit to our stockholders."

     Homestake is now in the process of evaluating ore reserves and mineralized material at the mine in light of the new operating plan. Preliminary estimates are that the new operating plan will result in a decline of 1.5 million ounces in the mine's proven and probable reserves from the 4.6 million ounces reported at the end of 1996 (before taking account of 1997 production). Mineralized material also will be reduced in light of changed circumstances.

     Homestake Mining Company is an international gold mining company with substantial operations and exploration in the United States, Canada and Australia. Homestake also has active exploration programs in Latin America, and development and/or evaluation projects in Chile and Bulgaria. It has received numerous industry environmental and safety awards for its responsible environmental health and safety stewardships.

Certain statements contained in this press release that are not statements of historical facts are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management, as well as assumptions made by and information currently available to management. Forward- looking statements include those preceded by the words "believe," "estimate," "expect," "intend," "will," and similar expressions, and include reserve estimates of future production, costs per ounce, commencement of operations and


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cost savings. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results are discussed below. Those listed are not exclusive.

Reserve estimation is an interpretive process based on drilling results and past experience as well as estimates of ore characteristics and mining dilution, prices, costs of mining and processing, capital expenditures and many other factors. Actual quality and characteristics of ore deposits cannot be known until ore is actually mined. Reserves change over time to reflect actual experience. Grades of ore processed at any time also may vary from reserve estimates due to geologic variations within areas mined. Production may vary from estimates because of changes in reserves, variation in ore mined from estimated grade and metallurgical characteristics, unexpected ground conditions, mining dilution, labor actions, and government restrictions. Cash costs may vary due to changes from reserve and production estimates, unexpected mining conditions, and changes in estimated costs of equipment, supplies, utilities, labor costs and exchange rates. Noncash cost estimates, based on total capital costs and reserve estimates, change based on actual amounts of unamortized capital, changes in estimates of final reclamation, and changes in reserves. Reclamation and remediation cost estimates are based on existing and expected legal requirements, past experience, cost estimates by the Company and others, and expectations regarding government action and time for government agencies to act, all of which change over time and require periodic reevaluation. Capital cost estimates are based on operating experience, expected production, estimates by and contract terms with third-party suppliers, expected legal requirements, feasibility reports by Company personnel and others, and other factors. Factors involved in estimated time for completion of projects include the Company's experience in completing capital projects, estimates by and contract terms with contractors, engineers, suppliers and others involved in design and construction of projects, and estimated time for the government to process applications, issue permits and take other actions. Changes in any factor may cause costs and time for completion to vary significantly from estimates.


Pressrel\LEAD.98



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